Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	December 6, 2016
Telephone	+1 312 897 4192	Email	matt.schuler@lasalle.com

JLL Income Property Trust
Acquires Premier Apartment Building in Chicago’s West Loop

Chicago (December 6, 2016) - JLL Income Property Trust, an institutionally managed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced the acquisition of 180 North Jefferson Street, a 28-story, 274-unit premier apartment tower in Chicago’s dynamic West Loop. The property, which was originally built in 2004, is located in a true live/work/play neighborhood where residents have immediate walkable access to Chicago’s employment center, mass transit, restaurants, nightlife and necessity retail. The purchase price was approximately $96.5 million.

Chicago’s West Loop has been established as the new epicenter of the city’s technology and creative job growth, attracting blue-chip employers from both the Central Business District and the suburban areas to migrate towards this location as it continues to grow in popularity for both businesses and residents.

“The acquisition of 180 North Jefferson Street demonstrates JLL Income Property Trust’s strategy to invest in high-quality apartment properties located in densely populated urban cores with favorable transit profiles and high barriers-to-entry,” commented Allan Swaringen, President and CEO of JLL Income Property Trust. “This is our eighth multi-family apartment acquisition, bringing our aggregate apartment portfolio investment to more than $513 million, as we continue to focus on investing in property types and geographic regions to achieve portfolio diversification and attractive risk-adjusted returns for our stockholders.”

180 North Jefferson Street is uniquely positioned at the doorstep of both Chicago’s traditional Central Business District and the broader West Loop submarket. This prime location provides residents with walkable access to the metro’s downtown employment nodes consisting of over 120 million square feet of office space as well as top nightlife destinations including Randolph Street’s Restaurant Row, Fulton Market, Green Street, and the French Market. The property is located directly in the path of substantial business growth which is expected to drive strong tenant demand. Recent corporate relocations to Chicago’s West Loop include William Blair, DLA Piper, Hyatt Hotels, McDonald’s, Hillshire Brands and United Airlines.

JLL Income Property Trust is an institutionally managed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $60 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.